Phyllis R. Caldwell Elected to JBG SMITH Board of Trustees

Bethesda, Md. (February 18, 2021) -- JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today announced that Phyllis R. Caldwell has been appointed to its Board of Trustees effective March 1, 2021.

Ms. Caldwell is an independent advisor, and the sole member of Wroxton Civic Ventures LLC which provides advisory services on various financial, housing and economic development matters. She is currently non-executive chair of Ocwen Financial Corporation (NYSE: OCN) a non-bank mortgage lender and servicer. Previously Ms. Caldwell was Chief, Homeownership Preservation Office, at the U.S. Department of the Treasury responsible for oversight of U.S. housing market stabilization and foreclosure prevention initiatives established through the Troubled Asset Relief Program (TARP). Prior to joining the Department of Treasury, Ms. Caldwell held various executive roles at Bank of America, primarily in commercial real estate and affordable housing finance.

Ms. Caldwell currently serves as an independent director of Revolution Acceleration Acquisition Corp (Nasdaq: RAAC) and Chemonics International and previously served on the board of American Capital Senior Floating (Nasdaq: ACSF). Ms. Caldwell also serves or has served on the boards of several nonprofit organizations engaged in housing and community development. She graduated from the University of Maryland with a BA and received her MBA from the Robert H. Smith School of Business where she is currently an Executive-in-Residence.

“We couldn’t be more excited to welcome Phyllis as an independent member of our Board of Trustees,” said Matt Kelly, JBG SMITH CEO. “Phyllis brings years of experience in finance, government, housing and public company board service to JBG SMITH.  Her experience and insight will be invaluable assets as we continue to grow our multifamily footprint in the years ahead.”

About JBG SMITH

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Capital region, including National Landing where it now serves as the exclusive developer for Amazon’s new headquarters. JBG SMITH’s portfolio currently comprises 20.7 million square feet of high-growth office, multifamily and retail assets, 98% at our share of which are Metro-served. It also maintains a development pipeline encompassing 17.1 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.

Media
Justina Lombardo

Rubenstein

Vice President

(212) 843-8343

jlombardo@rubenstein.com

Samantha Schmieder
JBG SMITH
Senior Analyst
(240) 333-7706

sschmeider@jbgsmith.com

Source: JBG SMITH